Universal Technical Institute
20410 N. 19th Avenue, #200
Phoenix, AZ 85027
www.UTI.edu

Contact:	Jenny Bruso UTI Investor Relations 623-445-9351 jenny.bruso@uti.edu	Valerie Monaco UTI Public Relations 623-445-0841 vmonaco@uti.edu

UNIVERSAL TECHNICAL INSTITUTE FINALIZES BUILDING
ACQUISITION FOR NEW DALLAS/FORT WORTH CAMPUS SITE
UTI’s Eleventh Campus Scheduled to Open Summer 2010

PHOENIX, ARIZ., Oct. 7, 2009 — Universal Technical Institute, Inc. (NYSE: UTI) (the “Company”), the leading provider of technical training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians, has completed the purchase of a building in Irving, Texas. The building will accommodate the Company’s new Dallas/Fort Worth campus designed predominately for local students seeking a UTI automotive education in their hometown. The Company anticipates opening the Dallas/Fort Worth campus during the summer of 2010. The purchase price of the building was $9.1 million and will be approximately 95,000 square feet upon completion of the renovations of the facility. At maturity, the campus will accommodate approximately 750 students.

“We are excited to have completed the acquisition of our Dallas/Fort Worth facility. Dallas/Fort Worth is one of the top five U.S. metro markets with favorable student demographics, population growth and technician demand. Adding the Dallas/Fort Worth campus to the UTI network of campuses is part of our broader business strategy of making a UTI education more accessible to students. We believe this campus will provide a more convenient educational experience and help lower the overall education cost to students in the Dallas/Fort Worth metropolitan area,” said Kimberly McWaters, President and Chief Executive Officer of UTI.

The building is centrally located within the Dallas/Fort Worth metropolitan area just north of the Dallas Fort Worth (DFW) Airport. The central location provides convenient access for students from most areas of the Dallas/Fort Worth metroplex.

About Universal Technical Institute, Inc.
Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians, offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-specific training programs that are sponsored by the manufacturer or dealer at dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs through several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information, visit www.uti.edu.

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